EXHIBIT 10.2
PUBLIC WAREHOUSE AGREEMENT CONTRACT RATE AND CHARGES
SECOND AMENDMENT TO CONTRACT DATED FEBRUARY 1, 2001
Addendum Effective Date 15 May 2005
The following represents the second amendment to the contract dated February 1, 2002 between JS Logistics, Inc. (“JS”) and Build-A-Bear Workshop, Inc. (“BABW”) whereby JS provides warehousing and distribution services to BABW. The contract is hereby amended as follows:
1.	The Contract termination date is extended to August 31, 2006 from May 15, 2005. This contract may not be terminated prior to said date, regardless of whether or not BABW vacates said facility prior to said date. In addition because of the amount of storage space being used by BABW and the time that it will rake JS to locate a new tenant to utilize this space, BABW agrees to the monthly storage fee of $ * that it is required to pay under this contract and the new rate of $ * is in effect on June 1, 2005. Shall BABW vacate said premises prior to August 31, 2006, all unpaid monthly storage fees from date vacating to August 31, 2006 shall be due and payable.

2.	After the termination date of August 31, 2006, thereafter BABW shall be on a month to month basis. During the month to month occupancy of the facility, BABW shall continue paying the rate of $ * throughout the period that product remains in the facility, Shall BABW occupy the facility for a partial month the rate of $ * shall still apply.

3.	In the event of termination of the contract and the transfer of BABW items from JS’s warehouse(s), such bulk transfers will be charged to BABW at $ * per hour if same occurs prior to the termination date of August 31, 2006 and will be $ * per hour thereafter if occurring during the month to month term and subject to a * % annual increase thereafter if month to month extends beyond March 31, 2007. This charge is in lieu of the carton contract rates for normal distributions to BABW stores. JS will also charge BABW for the contract rate for pallets used to move such items.

4.	On June 1, 2005 and for the remainder of the contract which ends August 31, 2006, the recurring monthly storage fee will be $ * per month and all other inbound/outbound fees currently being assessed shall remain at the current rate.

5.	BABW will have use of the entire warehouse located at 4550 Gustine Ave. including the main warehouse facility (approx 186,000 square feet) and the detached warehouse space (approximately 14,000 square feet) but will not have use of the open dock space between these two facilities.

6.	Space rental at the 4327 facility is assessed at $ * per square foot inclusive of aisle space for overflow product as deemed necessary and is in effect May 1, 2005 and shall be subject to an annual increase of five percent (5%) during the month to month term.

7.	All other terms and conditions of the original lease and prior amendments not modified by this agreement shall remain in full force and effect.

8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

9.	If either party to this Agreement shall bring any action or arbitration for any relief against the other, declaratory or otherwise, arising out of this Agreement, the prevailing party shall receive as

*	—	Redacted Text — Confidential treatment requested; omitted portions have been filed separately with the Securities and Exchange Commission.

part of its award from the non-prevailing party its reasonable attorney fees and costs incurred in bringing and/or defending such suit, arbitration, and/or enforcing any judgment granted therein, plus interest at the legal rate from the date of accrual of such fees and costs. Any award and/or judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment.
10.	Unless otherwise set forth in this Agreement, all disputes, claims and causes of action relating to this Agreement between the parties shall be settled by binding arbitration. The parties hereto agree that the exclusive location of said arbitration shall be in the City of St. Louis, Missouri, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect before one arbitrator. Arbitration shall commence within 60 days of the demand for arbitration, unless both parties agree to an extension or the arbitrator so allows for good cause shown. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
            IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

BUILD-A-BEAR WORKSHOP, INC.	JS WAREHOUSING, INC.

By: /s/ Barry Erdos	By: /s/ Richard Rekowski
It’s:	It’s: Director-Logistics
Date: 6-14-05	Date: June 16, 2005